INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Alliant Energy Resources, Inc. on Form S-4 of our report dated March 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle) on the consolidated financial statements and the related financial statement schedule of Alliant Energy Corporation, appearing in the Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
April 18, 2003